Exhibit 5.1

Writer’s Direct Dial: +44 (0) 207 614-2237

E-Mail: ssperber@cgsh.com

March 18, 2013

GlaxoSmithKline Capital Inc.

1105 North Market Street

Suite 622

Wilmington, Delaware 19801

United States

GlaxoSmithKline plc

980 Great West Road

Brentford, Middlesex TW8 9GS

England

Ladies and Gentlemen:

We have acted as special United States counsel to GlaxoSmithKline Capital Inc., a Delaware corporation (“GSK Capital Inc.”), and GlaxoSmithKline plc, a public limited company incorporated in England and Wales (“GSK plc”), in connection with the offering pursuant to a registration statement on Form F-3 (Nos. 333-172621 and 333-172621-02), as amended as of its most recent effective date (March 13, 2013), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, but excluding the documents incorporated by reference therein, the “Registration Statement”) and the prospectus, dated March 4, 2011, as supplemented by the prospectus supplement thereto, dated March 13, 2013 (together, the “Prospectus”), of (i) guaranteed debt securities of GSK Capital Inc. consisting of U.S.$1,250,000,000 aggregate principal amount of 0.700% Notes due 2016 (the “2016 Notes”), U.S.$1,250,000,000 aggregate principal amount of 2.800% Notes due 2023 (the “2023 Notes”) and U.S.$500,000,000 aggregate principal amount of 4.200% Notes due 2043 (the “2043 Notes” and, together with the 2016 Notes and the 2023 Notes, the “Debt Securities”) and (ii) guarantees of GSK plc in respect of the Debt Securities (the “Guarantees” and, together with the Debt Securities, the “Securities”). The Securities were issued under an indenture dated as of April 6, 2004, as supplemented by the First Supplemental Indenture dated as of March 18, 2013 (the “Indenture”), among GSK Capital Inc., GSK plc and Law Debenture Trust Company of New York (as successor to Citibank, N.A., pursuant to an Instrument of Resignation, Appointment and Acceptance dated December 27, 2007 among GSK Capital Inc., GSK plc, Law Debenture Trust Company of New York and Citibank, N.A.), as trustee (the “Trustee”).

GlaxoSmithKline Capital Inc. et al., p. 2

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	facsimile copies of the Securities in global form as executed by GSK Capital Inc. and GSK plc and authenticated by the Trustee;

(d)	an executed copy of the Indenture, including the certificated form of Debt Securities; and

(e)	copies of GSK Capital Inc.’s Certificate of Incorporation and By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of GSK Capital Inc., respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of each of GSK Capital Inc. and GSK plc and such other instruments and other certificates of public officials, officers and representatives of each of GSK Capital Inc. and GSK plc and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Debt Securities in global form have been duly executed and delivered by GSK Capital Inc. and are the valid, binding and enforceable obligations of GSK Capital Inc. and entitled to the benefits of the Indenture, and the Guarantees have been duly executed and delivered by GSK plc under the law of the State of New York and are the valid, binding and enforceable obligations of GSK plc, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of either GSK Capital Inc. or GSK plc, (a) we have assumed that each of GSK Capital Inc., GSK plc and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to either GSK Capital Inc. or GSK plc regarding matters of the federal law of the United States of America or the law of the State of New York or, solely with respect to GSK Capital Inc., the General Corporation Law of the State of Delaware, that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

GlaxoSmithKline Capital Inc. et al., p. 3

The waiver of defenses contained in Section 6.01 of the Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York (such as reflected in New York’s anti-champerty statute).

We express no opinion as to the enforceability of Section 11.15 of the Indenture relating to currency indemnity.

The foregoing opinion is limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K of GSK Capital Inc. and GSK plc dated March 18, 2013 and to the reference to us under the heading “Validity of Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sebastian R. Sperber
Sebastian R. Sperber, a Partner